EXHIBIT 3.1

                                                  STATE OF DELAWARE SECRETARY
                                                  OF STATE DIVISION OF
                                                  CORPORATIONS FILED 09:00 AM
                                                  11/06/1996 960323317 - 2681115

                          CERTIFICATE OF INCORPORATION
                                       OF
                                Medic Media Inc.

         FIRST. The name of the Corporation is Medic Media Inc.

         SECOND. Its registered office in the State of Delaware is to be located at 30 Old Rudnick Lane, in the City of Dover, County of Kent. The Registered Agent in charge thereof is CorpAm e rica , Inc., 30 Old Rudnick Lane, Dover, Delaware 19901.

         THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The total number of shares of stock which this corporation is authorized to issue is Twenty- Five Million (25,000,000) shares at a Par Value of ($.001) for a total authorized capital of Twenty-Five Thousand Dollars ($25,000.00).

         FIFTH. The name and mailing address of the incorporator is as follows:

                                CorpAmerica, Inc.
                               30 Old Rudnick Lane
                                 Dover, DE 19901

         SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

         SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith of law, ~ii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 6th day of November, 1996.

                                                  CorpAmerica, Inc.

                                         By:  /S/ BARBARA O. FREBERT
                                             -----------------------------------
                                         Barbara O. Frebert, Assistant Secretary